Exhibit 14

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights for the Acquiring Fund,” “Financial Highlights for the Target Fund,” “Audit Committee Pre-Approval Policies and Procedures,” “Experts,” “Representation and warranties of the Acquiring Fund” and “Representation and warranties of the Target Fund” in the Proxy Statement/Prospectus and “Supplemental Financial Information and Experts” in the Statement of Additional Information included in this Registration Statement (Form N-14) of Saba Capital Income & Opportunities Fund.

We also consent to the incorporation by reference of our reports dated December 22, 2025, with respect to the consolidated financial statements and financial highlights of Saba Capital Income & Opportunities Fund and Saba Capital Income & Opportunities Fund II included in their respective Annual Reports (Form N-CSR) for the year ended October 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

November 6, 2026